Exhibit (k)(12)

OFS Capital WM, LLC

OFS Capital, LLC

2850 West Golf Rd.

Suite 520

Rolling Meadows, Illinois 60008

March 30, 2012

Madison Capital Funding LLC

MCF Capital Management LLC

30 South Wacker Drive

Suite 3700

Chicago, IL 60606

Re: Second Amended and Restated Consent Procedures Letter

Dear Sirs:

Reference is hereby made to that certain Amended and Restated Consent Procedures Letter, dated as of February 23, 2011 (the “Amended and Restated Letter”), among OFS Capital, LLC, OFS Capital WM, LLC, Madison Capital Funding LLC, and MCF Capital Management LLC. The parties hereto now wish to amend and restate in its entirety the Amended and Restated Letter and, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Amended and Restated Letter is hereby amended and restated in its entirety to read as follows:

Reference is hereby made to that certain Loan and Security Agreement, dated as of September 28, 2010, by and among MCF Capital Management LLC, as Loan Manager, OFS Capital WM, LLC, as Borrower, each of the Class A Lenders from time to time party thereto, each of the Class B Lenders from time to time party thereto, Wells Fargo Securities, LLC, as Administrative Agent and Wells Fargo Delaware Trust Company, N.A., as Trustee, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 27, 2010, and by that certain Second Amendment to Loan and Security Agreement dated as of January 26, 2011 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not defined in this letter agreement shall have the meaning set forth with respect thereto in the Loan Agreement. In consideration of, among other things, OFS Capital, LLC (“OFS Capital”), in its capacity as administrative manager on behalf of the Borrower (the “Administrative Manager”), having caused the Borrower to enter into the Loan Agreement, pursuant to which Wells Fargo Bank, N.A. (“Wells Fargo”) is the initial Class A Lender, Madison Capital Funding LLC (in its individual capacity, “Madison”) is the initial Class B Lender and MCF Capital Management LLC, an affiliate of Madison, is the Loan Manager, each of OFS Capital, the Borrower, Madison and the Loan Manager hereby agrees as follows.

1. ACQUISITIONS OF QUALIFYING LOANS.

a. Offer for Sale to Borrower. During the Reinvestment Period and so long as the Borrower has sufficient availability under the Loan Agreement to acquire a Qualifying Loan (as defined below) in an amount at least equal to $5,000,000, Madison will notify the Borrower, the Loan Manager and the Administrative Manager of each term loan which Madison formally commits to (or originates) or has otherwise received a final allocation (the “Madison Allocation”) and which loan, in Madison’s reasonable determination, satisfies the definition of Eligible Loan in the Loan Agreement (each such eligible term loan, a “Qualifying Loan”). Madison agrees to offer for sale to the Borrower a pro rata portion (determined in accordance with the Loan Manager’s allocation policies) of each Qualifying Loan; provided that Madison shall have no obligation to offer to the Borrower more than $5,000,000 in principal amount of any Qualifying Loan. It is understood and agreed that, for administrative convenience, any sale to the Borrower may be made directly by a third party seller to the Borrower, but shall be deemed to be made by Madison for purposes of this Section 1. To effect such offer, Madison will deliver to the Borrower, the Loan Manager and the Administrative Manager a notice accompanied by the internal credit approval memoranda produced by Madison in respect of such Qualifying Loan and any other information Madison deems relevant along with a justification for acquisition by the Borrower of the offered portion of such Qualifying Loan (“Notice of Purchase Contemplation”) at least two (2) business days prior to any commitment by the Loan Manager on behalf of the Borrower to acquire any portion of the Qualifying Loan. Madison will promptly supply to the Borrower, the Loan Manager and the Administrative Manager any other information in respect of such Qualifying Loan reasonably requested by the Borrower, the Loan Manager and/or the Administrative Manager that is in the possession of Madison or is reasonably obtainable without expense. In connection with the delivery of such information, Madison may request that the Borrower, the Loan Manager or the Administrative Manager enter into any confidentiality restrictions to which Madison is subject or that are reasonable under the circumstances.

b. Loan Manager’s Determination on Behalf of Borrower. The Loan Manager on behalf of the Borrower shall determine whether to acquire the offered Qualifying Loan in accordance with the provisions of the Loan Agreement and any other Transaction Documents applicable thereto; provided, however, that the Loan Manager on behalf of the Borrower shall not acquire any such Qualifying Loan without the prior written consent thereto of the Administrative Manager on behalf of the Borrower as described below.

c. Consent Rights and Procedures Relating to Purchases of Qualifying Loans.

i. Consent Loan Notice. Within two (2) business days after receipt of any Notice of Purchase Contemplation, the Administrative Manager shall provide written notice (a “Consent Loan Notice”) to Madison and the Loan Manager indicating whether or not the Administrative Manager, on behalf of the Borrower, consents to the acquisition of such offered Qualifying Loan and, if it so consents, the amount thereof that the Loan Manager may acquire on behalf of the Borrower. If the Administrative Manager does not consent therein to the purchase of any portion of such offered Qualifying Loan or the Loan Manager does not receive a Consent Loan Notice within such two (2) business day period, the Loan Manager, on behalf of the Borrower, shall not purchase or enter into any commitment to purchase such offered Qualifying Loan (and such offer shall thereupon be revoked and Madison shall not have any obligation to sell such Qualifying Loan to the Borrower).

ii. Obligation to Purchase. If the Administrative Manager on behalf of the Borrower consents to the acquisition of such Qualifying Loan, the Borrower shall in all respects be obligated to effect such purchase pursuant to the preceding paragraph 1(c)(i) and, in respect thereof, the Loan Manager, on behalf of the Borrower, shall promptly execute and/or deliver to Madison or the administrative agent or the selling lender in respect of such Qualifying Loan any relevant commitment, purchase, assignment and other documentation and any other information as is customary or required in order to evidence such commitment and effectuate the assignment of such Qualifying Loan to the Borrower; it being understood and agreed that, in the event the credit facilities related to such Qualifying Loan have not closed, such sales and assignments hereunder are subject to the closing of the related credit facilities.

d. All acquisitions of Loans by the Borrower from a third party or from the Loan Manager or any of its affiliates will be done in compliance with applicable law, including the Investment Advisers Act of 1940, as amended.

2. DISPOSITIONS OF BORROWER’S LOANS.

a. Notice of Sale Contemplation. Loan Manager will notify the Borrower and the Administrative Manager of any Loan or other asset of the Borrower it desires to sell on behalf of the Borrower at least two (2) Business Days prior to Borrower’s commitment to sell or sale of such asset, which notice will be accompanied by the internal sale approval memoranda produced by the Loan Manager in respect of the sale of such asset and any other information the Loan Manager deems relevant along with a justification for such sale and a notice if such sale constitutes an MCF Asset Sale (as defined below) (“Notice of Sale Contemplation”). The Loan Manager will promptly supply to the Borrower and the Administrative Manager any additional information with respect to such sale requested by the Borrower and/or the Administrative Manager that is in the possession of the Loan Manager or is reasonably obtainable without expense.

b. Loan Manager’s Determination to Sell Loans. Except with respect to Consent Assets (as defined below) and MCF Asset Sales, the Borrower (except through the Loan Manager as provided in the immediately following sentence) and the Administrative Manager shall have no consent rights regarding the sale by the Loan Manager on behalf of the Borrower of any Loan or other asset proposed by the Loan Manager to be sold. The Loan Manager on behalf of the Borrower shall determine whether or not the Borrower will sell any Loan or other asset in accordance with the provisions of the Loan Agreement and any other Transaction Documents applicable thereto; provided, however, that if such Loan or other asset is a Consent Asset or the proposed sale constitutes an MCF Asset Sale, the Loan Manager on behalf of the Borrower shall not sell any such

Consent Asset or conclude any such MCF Asset Sale without the prior written consent thereto of the Administrative Manager on behalf of the Borrower as described below (such consent not to be unreasonably withheld or conditioned if the proposed sale involves a Consent Asset that was sold by OFS Capital to the Borrower).

c. Consent Requirements for Dispositions of Consent Assets and MCF Asset Sales.

i. Definition.

1.	A “Consent Asset” is any Loan or other asset of the Borrower that is not owned jointly by the Borrower, on the one hand, and OFS Capital Management, LLC or an affiliated person thereof other than OFS Capital or a company controlled by OFS Capital (a “Non-BDC Affiliate”), on the other hand, such that transactions involving such Loan or other asset might reasonably be expected, without first obtaining satisfactory relief under section 57(c) of the Investment Company Act of 1940, as amended (the “1940 Act”) from the Securities and Exchange Commission (the “SEC”), to constitute a transaction prohibited under section 57 of the 1940 Act.

2.	An “MCF Asset Sale” is any proposed sale of any Loan or other asset of the Borrower by the Borrower to the Loan Manager or any affiliate thereof.

ii. Administrative Manager’s Consent Rights and Notice Procedures. Within two (2) business days after receipt of any Notice of Sale Contemplation, the Administrative Manager shall provide written notice (an “Asset Sale Notice”) to the Loan Manager indicating whether the Loan or other asset is a Consent Asset. If the proposed sale involves a Consent Asset, or is an MCF Asset Sale, such Asset Sale Notice shall also specify whether or not the Administrative Manager, on behalf of the Borrower, consents to the sale and, if it so consents, the amount of the Loan or other asset that may be sold by the Loan Manager on behalf of the Borrower. If, within such two (2) business day period: (A) the Loan Manager has received an Asset Sale Notice indicating that such Loan or other asset is not a Consent Asset, and the proposed sale of such Loan or other asset is not an MCF Asset Sale, then the Loan Manager, on behalf of the Borrower, may sell or enter into a commitment to sell the Loan or other asset in accordance with the Loan Agreement and any other Transaction Documents applicable thereto; (B) the Loan Manager has received an Asset Sale Notice indicating that such Loan or asset is a Consent Asset, or the proposed sale is an MCF Asset Sale, and the Asset Sale Notice includes the written consent of the Administrative Manager to sell a specified amount thereof, then the Loan Manager, on behalf of the Borrower, shall sell such specified amount in accordance with the Loan Agreement and any other Transaction Documents applicable thereto; or (C) the Loan Manager has received an Asset Sale Notice indicating that such Loan or other asset is a Consent Asset, or the proposed sale is an MCF Asset Sale, and the Asset Sale Notice does not include the written consent of the Administrative Manager to sell any portion of such Loan or other asset, then the Loan Manager, on behalf of the Borrower, shall not sell or enter into any commitment to sell such Loan or other asset unless and until such time, if any, as the Loan Manager issues another Notice of Sale Contemplation as provided herein and receives the consent of the Administrative Manager to the sale as provided in clause (B) hereof.

d. All dispositions of Loans or other assets by the Borrower to a third party or to the Loan Manager or any of its affiliates will be done in compliance with applicable law, including the Investment Advisers Act of 1940, as amended.

3. ADMINISTRATIVE MANAGER’S ADDITIONAL RIGHTS REGARDING CERTAIN LOANS.

a. Material Actions. Pursuant to subsections (5), (7) and (8) of Section 6.2(a)(vii) of the Loan Agreement, the Loan Manager is required to provide the following services to the Borrower (each such service, a “Material Action” and collectively, the “Material Actions”):

i.	if applicable, consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer and give or refuse to give any notice or direction;

ii.	call or waive [or refuse to call or waive] any default with respect to any Loan; and

iii.	vote to accelerate [or refuse to vote to accelerate] the maturity of any Loan.

b. Loan Manager’s Determination. Loan Manager will notify the Borrower and the Administrative Manager of any determination it makes with respect to any proposed Material Action at least one (1) Business Day prior to the date such Material Action is proposed to be taken, which notice will be accompanied by all information provided to or prepared by the Loan Manager in respect of such Material Action and any other information the Loan Manager deems relevant along with the determination the Loan Manager, on behalf of the Borrower, has made with respect to such Material Action in accordance with the Loan Agreement and any other Transaction Documents applicable thereto (the “Loan Manager’s Determination”). The Loan Manager will promptly supply to the Borrower and the Administrative Manager any additional information with respect to such Material Action requested by the Borrower and/or the Administrative Manager that is in the possession of the Loan Manager or is reasonably obtainable without expense.

c. Loan Manager’s Determination to Act. In all cases, the Loan Manager on behalf of the Borrower shall determine whether or not any Material Action should be taken in accordance with the provisions of the Loan Agreement and any other Transaction Documents applicable thereto; provided that, with respect to Consent Assets, the Loan Manager shall be required to consult with the Administrative Manager in connection with such action; provided further, that the Loan Manager may be obligated to pursue a sale of the Consent Asset in accordance with paragraph 3 (d) below in connection with such action.

d. Administrative Manager’s Rights and Procedures. The Administrative Manager shall be permitted to ask any questions of and consult with the Loan Manager regarding the Material Action and the Loan Manager’s Determination; provided that the Loan Manager shall not be limited from taking such Material Action specified in such Loan Manager’s Determination on behalf of the Borrower in accordance with the Loan Agreement and any other Transaction Documents applicable thereto. If the Administrative Manager indicates in writing to the Loan Manager that the Administrative Manager is dissatisfied with any Material Action taken by the Loan Manager on behalf of the Borrower, the Loan Manager shall, upon receipt of such written indication, be obligated, on behalf of the Borrower, to promptly engage (at the Borrower’s cost and expense) a third party broker-dealer selected by the Loan Manager to sell the Loan which was subject to the Material Action. The Administrative Manager shall have the sole right to negotiate and approve the terms of any such sale transaction (including price) as well as the sole right to terminate any loan sale discussions and to block any prospective loan sale transaction with respect to the affected Loan; provided that any sale shall be subject to the terms of the Loan Agreement.

e. Other Terms of the Loan Agreement. For purposes of clarification, the taking of any Material Action continues to remain subject to all other applicable terms of the Loan Agreement, including, but not limited to Section 5.2(j) and Section 5.4(d) of the Loan Agreement, which collectively provide, in relevant part, that neither the Borrower nor the Loan Manager, will, except as otherwise permitted in Section 6.4(a) of the Loan Agreement, extend, amend or otherwise modify the terms of any Loan.

4. Termination of Letter Agreement. This letter agreement shall terminate on the earlier of (i) termination of the Loan Agreement or (ii) an Affiliate of Madison ceasing to act as Loan Manager under the Loan Agreement.

5. NOtices. Notices to the parties shall be given and deemed received as provided for in the Transaction Documents. Notices to the Administrative Manager shall be given and deemed received as provided for in the Transaction Documents at the following address:

2850 West Golf Road, 5th Floor

Rolling Meadows, Illinois 60008

Attn: Jeff A. Cerny

Fax: (847) 734-7910

Email: jcerny@ofscapital.com

with a copy to:

Orchard First Source Capital, Inc.

515 Madison Ave, 41st Floor

New York, New York 10022

Attn: Glen E. Ostrander

Fax: (646) 652-8479

Email: gostrander@ofscapital.com

6. MISCELLANEOUS. This letter agreement is binding on and enforceable against the parties hereto notwithstanding any contrary provisions in the Transaction Documents, and in the event of a conflict between the provisions of this letter agreement and such other agreements or documents, the provisions of this letter agreement shall control so long as no default is thereby created under the Transaction Documents. The provisions of this letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to conflicts of law principles thereof. This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall constitute effective delivery of an executed counterpart hereof. The paragraph and/or section headings of this letter agreement are for convenience of reference only and shall not constitute a part of this letter agreement for any other purpose. No amendment, waiver or other modification of this letter agreement shall be effective unless signed by the parties hereto. This letter agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This letter agreement may not be assigned by any party without the prior written consent of the other parties hereto. Neither the rights of the Borrower or the Administrative Manager on behalf of the Borrower under this letter agreement shall constitute any part of the Collateral under the Loan Agreement. No third party is intended to be a beneficiary hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties below hereby agree to the terms of this letter agreement as of the date first above written.

OFS CAPITAL, LLC

By:	Orchard First Source Asset Management, LLC, its manager

	By:	Orchard First Source Capital, Inc., its managing member

		By:	/s/ Jeff A. Cerney
		Name:	Jeff A. Cerny
		Title:	Senior Managing Director

OFS CAPITAL WM, LLC

By:	OFS Capital, LLC, its administrative manager

	By:	Orchard First Source Asset Management, LLC, its manager

		By:	Orchard First Source Capital, Inc., its managing member

			By:	/s/ Jeff A. Cerney
			Name:	Jeff A. Cerny
			Title:	Senior Managing Director

MADISON CAPITAL FUNDING LLC

By:	/s/ Joshua Niedner
	Name:	Joshua Niedner
	Title:	Director

MCF CAPITAL MANAGEMENT LLC

By:	/s/ Joshua Niedner
	Name:	Joshua Niedner
	Title:	Director